Exhibit 6.2

AMENDMENT TO PERSONAL EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made effective as of November 1, 2015 (the “Effective Date”), by and between O.S. New Horizon-Personal Computing Solutions Ltd., a company organized under the laws of the State of Israel (the “Company”) and David Freidenberg, bearing Israeli ID No. 034024265 (the “Employee”).

WHEREAS	Employee and Company have entered into a Personal Employment Agreement dated June 28, 2015 (the “Employment Agreement”); and

WHEREAS	Employee and the Company wish to amend certain terms and conditions set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Capitalized Terms. Any capitalized terms not defined in this Amendment shall have the meaning ascribed to it in the Employment Agreement.

2.	Amendments to the Employment Agreement.

The following Amendments to the Employment Agreement shall be effective as of the Effective Date:

2.1	In section 4 of the Employment Agreement, the words “Second Investment” shall be replaced with the words “Effective date of Employment, as defined in section 5”.

2.2	In section 5 of the Employment Agreement, the words “securing the Second Investment and raise of at least I million USD” shall be replaced with the words “October 1, 20 I 5”.

2.3	The following section 5.2 of the Employment Agreement shall replace in its entirety the original section 5.2 of the Agreement:

“5.2	starting from the Effective date of Employment and until December 31, 2015 (“The First Employment Term”), David shall be employed in the capacity of a half time basis. As of January 1, 2016 and thereafter (“The Second Employment Term”) David shall be employed in the capacity of a full time job. It is understood and agreed that as of the second employment period David shall not, either directly or indirectly, be engaged in any additional business activity without the Company’s prior written consent.”

2.4	In section 5.3 the words “During the term of his employment” shall be replaced with the words “The Second Employment Term”.

2.5	The following first paragraph of section 6.1 of the Employment Agreement shall replace in its entirety the original first paragraph of section 6.1 of the Agreement:

“6.1	During the First Employment Term, the Company shall pay David a monthly gross compensation of 5,000 USD (Five thousand USD); During the Second Employment Term, the Company shall pay David a monthly gross compensation of 10,000 USD (Ten thousand USD). In addition to the monthly salary the Company shall pay all Social Benefits as defined hereunder (the “Base Salary”)”

The second paragraph of section 6.1 of the Employment Agreement (definition of “Social Benefits”) shall remain unchanged.

2.6	Section 8 of the Employment Agreement (Bonus by Options) shall be amended as follows:

In Section 8.1, - the number (of options granted to David) “100,000” shall be replaced with the number (of options granted to David) “200,000”.

Section 8.2 (Vesting Period) - The following section shall be added in its entirety and replace the existing one:

8.2.1 As of the Effective date of Employment, David shall be entitled to exercise the purchase of 30% of the amount of the Options (60,000 Options);

8.2.2 As of the end of 12 months of the Effective date of Employment and thereafter, Davis shall be entitled to exercise the purchase of 17.5% of the amount of the Options (35,000 Options);

8.2.3 As of the end of 24 months of the Effective date of Employment and thereafter, Davis shall be entitled to exercise additional 11.25% of the amount of the Options (22,500 Options) and additional 6.25% of the amount of the Options (12,500 Options) provided the Company has at the time of exercise audited yearly reports stating the Company has a Net Profit in excess of 1,300,000 USD;

8.2.4 As of the end of 36 months of the Effective date of Employment and thereafter, Davis shall be entitled to exercise additional 11.25% of the amount of the Options (22,500 Options) and additional 6.25% of the amount of the Options (12,500 Options) provided the Company has at the time of exercise audited yearly reports stating the Company has a Net Profit in excess of 8,500,000 USD;

8.2.5 As of the end of 48 months of the Effective date of Employment and thereafter, Davis shall be entitled to exercise additional 11.25% of the amount of the Options (22,500 Options) and additional 6.25% of the amount of the Options (12,500 Options) provided the Company has at the time of exercise audited yearly reports stating the Company has a Net Profit in excess of 12 million USD;

For the purpose of this section “Net Profit” shall mean profit before corporate tax of the Company on a consolidated basis.

Section 8.3 and Section 8.4 shall remain unchanged.

2.7	Section 9 (Allocation of Shares) shall be deleted.

3.	No Other Amendments. Upon the execution hereof, this Amendment shall have the effect of amending the Employment Agreement only in so far as required to give effect to the provisions herein. Unless otherwise specifically provided for herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

4.	Entire Agreement. Upon execution, this Amendment shall be deemed an integral part of the Employment Agreement, and the Agreement shall be read as one amended agreement for all purposes.

[Signature page follows]

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[Signature page to Amendment to Personal Employment Agreement]

IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment effective as of the Effective Date.

Employee:	The Company:
/s/ David Freidenberg
David Freidenberg
O.S. New Horizon- Personal Computing Solutions Ltd.

	Name:	GILA FISH
	Title:	FOUNDER & CHAIRMAN

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